Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Avenida 16 de septiembre #346

Colonia El Partidor

Cuautitlán, Estado de México,

C.P. 54879

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-105382, 333-146017, 333-162734, 333-186208, 333-208961, 333-221613, 333-226666) of Lifetime Brands, Inc. of our report dated March 13, 2019 relating to the consolidated financial statements (not presented separately herein) of Grupo Vasconia, S.A.B. and subsidiaries (the “Company”) included in the December 31, 2018 annual report on Form 10-K of Lifetime Brands, Inc.

Our report dated March 13, 2019 contains an explanatory paragraph that states that International Financial Reporting Standards as issued by the IASB vary in certain significant respects from generally accepted accounting principles in the United States of America. Information relating to the nature and effect of such differences is presented in note 24 to the consolidated financial statements of the Company.

Castillo Miranda y Compañía, S.C. (BDO Mexico)

/s/ C.P.C. Jose Luis Villalobos Zuazua

C.P.C. Jose Luis Villalobos Zuazua
Partner
Mexico City, Mexico
March 13, 2019